March 2008
Pricing Sheet dated March 20, 2008 relating to
Preliminary Terms No. 567 dated March 18, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Commodities

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

PRICING TERMS – MARCH 20, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March 20, 2008
Original issue date:	March 28, 2008
Maturity date:	December 7, 2012
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	High Grade Primary Aluminum (“aluminum”)	LOAHDY	10%	2,762
	Coal – API (“coal”)	API21MON	10%	**
	Copper – Grade A (“copper”)	LOCADY	10%	7,789
	Corn – CBOT (“corn”)	C 1	10%	507.50
	Gold (“gold”)	GOLDLNPM	10%	925.75
	Natural Gas (“natural gas”)	NG1	10%	9.065
	Platinum (“platinum”)	PLTMLNPM	10%	1,823
	Soybeans – CBOT (“soybeans”)	S 1	10%	1,207
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	10%	101.84
	Wheat – CBOT (“wheat”)	W 1	10%	987.50

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been, and the final average commodity prices will be, determined based on the prices published by the relevant exchange or the commodity publisher, as applicable.
**The definitive initial commodity price for coal will be provided in an amended pricing sheet.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	110%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day:
aluminum and copper: the official cash offer price per ton (each as stated in U.S. dollars)
coal: the published price per ton (as stated in U.S. dollars)
corn, soybeans and wheat: the official settlement price per bushel (each as stated in U.S. cents)
gold and platinum: the afternoon fixing price per troy ounce (each as stated in U.S. dollars)
natural gas: the official settlement price per million British Thermal Units (as stated in U.S. dollars)
WTI crude oil: the official settlement price per barrel (as stated in U.S. dollars)
For full descriptions please see “Fact Sheet – Commodity price” on page 5 of the accompanying preliminary terms.

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event.  See “Basket – Initial commodity price” above.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
With respect to each basket commodity, each trading day during the period from an including November 9, 2012 through and including November 30, 2012 on which there is no market disruption event with respect to such basket commodity.

CUSIP:	6174464T3
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	0.05%	99.95%
Total	$10,000,000	$5,000	$9,995,000

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 567 dated March 18, 2008
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.